PLEXUS CORP.
PERFORMANCE STOCK UNIT AGREEMENT
(ECONOMIC RETURN)
TO:        %%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
DATE:        %%OPTION_DATE,'Month DD, YYYY'%-%
In order to provide additional incentive through stock ownership for certain officers and key employees of Plexus Corp. (the “Corporation”) and its subsidiaries, you (the “Grantee”) are hereby granted a performance stock unit award (“Award”) effective as of _______, 20__ (the “Grant Date”). This Award is subject to the terms and conditions set forth in this Agreement and in the Plexus Corp. 2016 Omnibus Incentive Plan (the “Plan”), the terms of which are incorporated herein by reference.
1.Target Number of Performance Stock Units.
This Award applies to performance stock units that are based upon shares of the Corporation’s Common Stock (the “Performance Stock Units”). The Performance Stock Units granted under this Agreement are units that will be reflected in a book account maintained by the Corporation until they become earned or have been forfeited. The number of Performance Stock Units at target is as follows:
Number of Performance Stock Units (at target): %%TOTAL_SHARES_GRANTED%-%
2.Performance Terms.
(a)The terms of this Section 2 will apply to your Performance Stock Units except in so far as Section 3 ("Treatment Upon Termination") or Section 5 ("Change in Control") apply.
(b)The performance period (the “Performance Period”) for your Performance Stock Units will be the three-year period commencing ______ 20__ and ending on or near _________, 20__. The performance period end date is an estimate based on the projected date of the last day of Fiscal 20__ and may be subject to change. Following the conclusion of the Performance Period, the Committee shall certify in writing the number of Performance Stock Units which are payable (your “Final Performance Stock Units”). The Committee will calculate your Final Performance Stock Units by multiplying your Performance Stock Units (at target) by the “Performance Factor.” The Performance Factor means a percentage (from zero to 200%) which is based on the Corporation’s Economic Return during the Performance Period, determined according to Table 1 of this Agreement.
(c)All determinations made by the Committee shall be binding and conclusive on all parties.
3.Treatment Upon Termination. If your employment with the Corporation terminates prior to the end of the Performance Period, your Final Performance Stock Units will be calculated as follows:
(a)Death, Disability. In the event your employment terminates during the Performance Period as a result of your death or Disability, your Final Performance Stock Units will be based upon a prorated number of Performance Stock Units (at target). Your Final

Performance Stock Units will be determined by multiplying your Performance Stock Units (at target) by a fraction, the numerator of which is the number of days elapsed between the beginning of the Performance Period and the date of your death or Disability, and the denominator of which is the number of days in the Performance Period.
(b)Termination for Cause. In the event your employment is terminated during the Performance Period for Cause, your Performance Stock Units will be forfeited immediately.
(c)Other Termination (Without Cause, Retirement or Resignation). In the event your employment terminates during the Performance Period for any other reason, your Performance Stock Units will be forfeited immediately unless otherwise determined by the Committee.
4.Payment of Awards.
Except for payments pursuant to Section 5 ("Change in Control"), your Final Performance Stock Units shall be paid in the form of Common Stock and all payments will be made to you within two and a half months after the end of the Performance Period (or earlier termination of employment pursuant to Section 3).
5.Change in Control. In the event of a Change in Control:
(a)The Performance Factor shall be calculated as of the date of the Change in Control. The Performance Factor shall be calculated using achieved performance for any completed fiscal year in the three year measurement period prior to the Change in Control and the Target level of performance for the fiscal year of the Change in Control and any future fiscal year(s). Your Final Performance Share Units will be equal to the number of Performance Stock Units (at target) times the calculated Performance Factor.
(b)Within 15 days following the Change in Control, your Final Performance Stock Units will be paid in the form of Common Stock or common stock of any successor corporation; provided that the Corporation may elect to pay an amount of cash equal to the value of the Common Stock that would otherwise be issued. The value shall be equal to the number of shares of Common Stock that would be issued times the Fair Market Value of the Common Stock at the time of the Change in Control.
6.Rights Prior to Payment.
Prior to any payment of the Award, you will not have any right to vote the Performance Stock Units or to receive credit for cash dividends. You will not be deemed a stockholder of the Corporation with respect to any of the Performance Stock Units. The Performance Stock Units may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of prior to payment.
7.Tax Withholding.
The Corporation shall have the power and right to deduct or withhold, or require you to remit to the Corporation, an amount sufficient to satisfy Federal, state and local taxes required by law to be withheld with respect to issuance of shares under this Agreement. You may make a written election to satisfy this withholding requirement, in whole or in part, by having the Corporation withhold shares having a Fair Market Value on the date the tax is to be determined equal to the minimum marginal total tax which could be imposed on the transaction.
8.Transfer Restrictions After Issuance.

Under applicable securities laws, you may not be able to sell any shares for a period of time after issuance, and you must comply with the Corporation’s Insider Trading Restrictions and Policies. The Corporation’s counsel should be consulted on your ability to sell your shares under the 1934 Act.
9.No Employment Agreement Intended.
Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment between you and the Corporation or its subsidiaries; nor does it give you the right to continue in the employment of the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge you at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing, retirement or other benefit plans.
10.Section 409A Compliance.
This Award is intended to comply with the requirements of Section 409A, and shall be interpreted and administered in accordance with that intent. If any provision of the Plan or this Agreement would otherwise conflict with or frustrate this intent, the Committee may adopt such amendments to the Plan and the Agreement as the Committee deems necessary.

11.Wisconsin Contract.
This Agreement reflects an Award made in Wisconsin and shall be construed under the laws of that state without regard to the conflict of laws provision of any jurisdiction.

To accept this grant, logon to your E*TRADE account (www.etrade.com). By accepting this grant online you acknowledge and accept this grant and the terms and conditions. You also acknowledge receipt of this Performance Stock Unit Agreement, a copy of the 2016 Omnibus Incentive Plan, and a copy of the Insider Trading Restrictions and Policies. If this grant is not accepted online within thirty (30) days from the grant date of this Agreement, this Award will be deemed refused and may be withdrawn.
PLEXUS CORP.

By: /s/___________________________

Table 1
Determination of Performance Factor

The Performance Factor shall be determined according to the following table:

Economic Return*
Measurement Period Average	Payout Performance Factor
0.0%	0%
0.5%	20%
1.0%	40%
1.5%	60%
2.0%	80%
2.5%	100%
3.0%	120%
3.5%	140%
4.0%	160%
4.5%	180%
5.0%	200%

* The Economic Return of Plexus shall be measured, on an absolute basis, from 0 – 500 basis points above the weighted average cost of capital ("WACC") as calculated for the annual operating plan of the Corporation for each year of the Measurement Period. The average Economic Return over the Measurement Period will determine the Economic Return for calculation of the number of shares delivered, with payout ranging from 0% - 200% of the targeted shares on a linear scale with payout results interpolated for performance between the percentages listed above.

For purposes of the foregoing calculation:

1.    “Economic Return” means Return on Invested Capital (“ROIC”) minus Weighted Average Cost of Capital (“WACC”).

2.    “Return on Invested Capital” means (i) Adjusted Operating Income (tax effected) divided by (ii) the five (5) quarter average invested capital ending with the fourth quarter of each fiscal year of the Performance Period.

3.    "Weighted Average Cost of Capital" means the weighted average cost of the Company’s capital as calculated for the annual operating plan during each year of the performance period. For fiscal 20__, the Company’s WACC has been established as ___%.

4.    "Performance Period" means the three fiscal year period beginning with the fiscal year of grant and ending after the conclusion of the third fiscal year.

5.     Economic Return for any fiscal year during the Performance Period will be a minimum of 0% and a maximum of 5% for purposes of calculating ER-PSU vesting.